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                               [LETTERHEAD OF MLG]


                                                                  EXHIBIT 5

  Form of Opinion to be Issued upon effectiveness of the Registration Statement




                                            January __, 1999



Omnicorder Technologies, Inc.
25 East Loop Road
Stony Brook, New York  11790

Ladies and Gentlemen:

         We refer to the Registration Statement on Form SB-2 File No. 333-66093 (the "Registration Statement"), as filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of ___________ shares (the "Shares"), $.01 par value per Share, of the common stock of Omnicorder Technologies, Inc. (the "Company") for issuance and sale by the Company.

         We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be qualified to opine on, any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America.

         We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized, and, upon issuance, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware (the state of incorporation of the Company).

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             MELTZER, LIPPE, GOLDSTEIN, WOLF
                                               & SCHLISSEL, P.C.



                                             By:
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